Exhibit 24.(f)(1)

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF UNITED INVESTORS LIFE INSURANCE COMPANY

1.           These Amended and Restated Articles of Incorporation are executed pursuant to the applicable provisions of the Nebraska Business Corporation Act and the Nebraska Insurance Laws, and such Amended and Restated Articles of Incorporation shall be effective upon filing with the Nebraska Secretary of State and the Nebraska Department of Insurance.

2.           The attached Amended and Restated Articles of Incorporation contain amendments to the original Articles of Incorporation, which require shareholder approval. Subject to the approval of the Nebraska Department of Insurance, such amendments were unanimously recommended by the Board of Directors on the 31st day of December, 2010 and adopted and approved by the sole shareholder on the 31st day of December, 2010.

3.           The attached Amended and Restated Articles of Incorporation shall supersede and replace in their entirety the original Articles of Incorporation and all amendments thereto.

/s/ Carolyn M. Johnson, President
Carolyn M. Johnson, President

STATE OF NEBRASKA
DEPARTMENT OF INSURANCE

JAN 06 2011

APPROVED

NEBRASKA DEPT INSURANCE

JAN 06 2011
Tentative Approval
NOT FINAL

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

UNITED INVESTORS LIFE INSURANCE COMPANY

These Related Articles of Incorporation are executed pursuant to the applicable provisions of the Nebraska Business Corporation Act and the Nebraska Insurance Laws, and such Related Articles of Incorporation shall be effective upon filing with the Nebraska Secretary of State.

The following Restated Articles of Incorporation contain amendments to the original Articles of Incorporation, which require shareholder approval. Subject to the approval of the Nebraska Department of Insurance, such amendments were recommended by the Board of Directors and adopted and approved by the sole shareholder, which held all of the corporation’s outstanding common voting stock and by unanimous written consent of the Directors of the corporation on the 31st day of December, 2010. At the time of such adoption, there were 500,000 shares of common stock outstanding, all of which were of the same class and entitled to be voted the same. The number of shares voting for such amendments was 500,000 and the number of shares voting against such amendments was zero.

The following Amended and Restated Articles of Incorporation shall supercede and replace in their entirety the original Articles of Incorporation and all amendments thereto.

NAME

1.             The name of the Company shall be United Investors Life Insurance Company (hereinafter referred to as the “Company”).

PERIOD OF DURATION

2.             The duration of Company shall be perpetual.

PURPOSES, OBJECTS AND POWERS

3.             The purposes, objects and powers of the Company are:

(a)           The Company is for profit.

To engage in any lawful business, act or activity for which a corporation may be organized under the Nebraska Business Corporation Act, it being the purpose and intent of this Article 3 to invest the Company with the broadest purposes, objects and powers lawfully permitted a corporation formed under the said Act.

(c)           To carry on any and all aspects, ordinary or extraordinary, of any lawful business and to enter into and carry out any transaction, ordinary or extraordinary, permitted by law, having and

STATE OF NEBRASKA
DEPARTMENT OF INSURNACE

JAN 06 2011

APPROVED

exercising in connection therewith all powers given to corporations by the laws of the State of Nebraska.

(d)           Without limiting the scope and generality of the foregoing, the Company shall have the following specific purposes, objects and powers:

(1)           To transact the business of life, disability, credit, health and accident insurance and to issue annuities and endowments and every other kind of insurance in such places as may be approved by the Board of Directors subject to applicable regulatory approvals, including without limitation, to transact the business of insuring the lives of individuals and the writing of every kind of insurance pertaining to life, including the granting, selling, purchasing and disposing of annuities and endowments; to accept risks and insure against accidents or sickness; to effect reinsurance; and generally to make all contracts and to do and perform all things whatsoever pertaining to the business of insuring lives and of taking risks against accidents or sickness, or the granting, selling, purchasing and disposing of annuities and endowments; all in a manner not inconsistent with the laws of Nebraska or the provisions hereof.

(2)           To have and to exercise any and all of the powers specifically granted in the insurance laws of the State of Nebraska, none of which shall be deemed to be inconsistent with the nature, character or object of the Company and none of which are denied to it by this Amended and Restated Articles of Incorporation, including, without limitation, the power to accept and execute all legal trusts which may be confided to the Company.

(3)           To acquire, own, manage, operate, improve or deal with and to sell, lease, mortgage, pledge, distribute or otherwise deal in and dispose of, property of every kind and wheresoever situated.

(4)           To be a promoter or incorporator, to subscribe for, purchase, deal in and dispose of, any stock, bond, obligation or other security, of any person, firm, corporation or governmental unit, and while the owner and holder hereof to exercise all rights of possession and ownership.

(5)           To purchase or otherwise acquire (including, without limitation, to purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefore) to the fullest extent permitted by the Nebraska Business Corporation Act, and to sell, pledge or otherwise deal in or dispose of shares of its own stock, bonds, obligations or other securities.

(6)           To borrow money from any person, firm, corporation or governmental unit and to secure any debt mortgage or pledge of any property of the Company; to make contracts, guarantees, and indemnity agreements and incur liabilities and issue its notes if not inconsistent with the provisions of the Constitution of Nebraska as the same may be amended from time to time.

(7)           To lend money, extend credit or use its credit to assist any person, firm, corporation or governmental unit, including, without limitation, its employees and directors and those of any subsidiary, in accordance with and subject to the provisions of the Nebraska Business Corporation Act and the Nebraska Insurance Code.

(8)           To guarantee any indebtedness and other obligations of, and to lend its aid and credit to, any person, firm corporation or governmental unit, and to secure the same by mortgage or pledge of, or security interest in, any property of the Company.

(9)           To consolidate, merge or otherwise reorganize in any manner permitted by law; to engage in one or more partnerships and joint ventures as general or limited partner.

(10)         To carry on its business anywhere in the United States and foreign countries.

(11)         To elect or appoint officers and agents and define their duties and fix their compensation; to pay pensions and establish pension plans, pension trusts, profit sharing plans, stock option plans, and other incentive or deferred compensation plans for any or all directors, officers and employees.

(12)         To make donations for the public welfare or charitable, scientific, or educational purposes; to transact any lawful business which the Board of Directors shall find to be in the aid of governmental policy.

All words, phrases and provisions appearing in this Article 3 are used in their broadest sense, are not limited by reference to or inference from any other words, phrases or provisions and shall be so construed.

CAPITAL STOCK

4.1          The Company is authorized to issue 500,000 shares of stock, six dollars ($6.00) par value per share. All such shares are to be of one class and shall be designated as Common Stock.

4.2          The shareholders of the Company shall not have preemptive rights

REGISTERED AGENT, REGISTERED OFFICE AND OTHER OFFICES

5.1          The registered office is located at Lamson, Dugan & Murray, LLP, Lamson, Dugan & Murray Building, 10306 Regency Parkway Drive, Omaha, Nebraska 68114-3743. The registered agent at this address shall be Lawrence Harr.

5.2          The address of the principal place of business of the Company shall be 9140 West Dodge Road, Omaha, Nebraska 68114 or at such other place within the State of Nebraska, as the Board of Directors may determine. The Company shall maintain an administrative office at 2801 Highway 280 South, Birmingham, Alabama 35223 or at such other place as the Board of Directors may determine. The Company may establish branches and agencies in any other part of the State of Nebraska, in other states or territories of the United States or in the District of Columbia.

BOARD OF DIRECTORS

6.1          The business and affairs of the Company shall be managed by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the Bylaws, or, in the absence of a bylaw fixing or providing a manner determining the number of directors, the number of directors shall be determined by the shareholders. The Board of Directors shall consist of not less than five (5) natural persons, with one of those Directors being a resident of the State of Nebraska, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any director may be removed in accordance with the provisions of the Bylaws and the laws of the State of Nebraska.

6.2          To the fullest extent permitted by the Nebraska Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Nebraska Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of a Company shall be eliminated or limited to the fullest extent permitted by the Nebraska Business Corporation Act, as so amended from time to time, provided, in no event shall a director be exempt from any obligation imposed by Chapter 44 of the Nebraska Revised Statutes. Any repeal or modification of this Section 6.2 by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

6.3          In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the Amended and Restated Articles of Incorporation and to any bylaws from time to time adopted; provided, however, that no bylaws so adopted shall invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

INTERNAL AFFAIRS

The following provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and shareholders are hereby adopted:

7.1          The power to alter, amend, or repeal the Bylaws or adopted new bylaws shall be vested in the Board of Directors and the shareholders, or either of them, which power may be exercised in the manner and to the extent provided in the By-laws, provided, however, the Board of Directors may not alter, amend or repeal any bylaw establishing what constitutes a quorum at such shareholders’ meetings, or which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Board of Directors. The By-laws may contain any provisions for the regulation of the business and for the conduct of the affairs of the Company, the directors and shareholders not inconsistent with the Amended and Restated Articles of Incorporation.

7.2          The Company reserves the right from time to time to amend, alter or repeal each and every provision contained in the Amended and Restated Articles of Incorporation, or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Nebraska Insurance Statutes or the Nebraska Business Corporations Act, and all rights conferred upon shareholders at any time are granted subject to this reservation.

* * * * * * *

The foregoing Amended and Restated Articles of Incorporation supersedes the original Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, United Investors Life Insurance Company has caused this Amended and Restated Articles of Incorporation to be executed for it by its President and by its Secretary this 31st day of December, 2010.

UNITED INVESTORS LIFE INSURANCE COMPANY

BY:	/s/ Carolyn M. Johnson
Carolyn M. Johnson
Its President

BY:	/s/ Deborah J. Long
Deborah J. Long
Its Secretary